Exhibit 99.1

August 11, 2014
Liberty Announces Record and Distribution Date and Symbol Information for Spin-off of Liberty TripAdvisor Holdings
ENGLEWOOD, Colo.--Liberty Interactive Corporation (“Liberty”) (Nasdaq: LINTA, LINTB, LVNTA, LVNTB), announced today that, in connection with its upcoming spin-off (the “Spin-off”) of its subsidiary Liberty TripAdvisor Holdings, Inc. (“TripAdvisor Holdings”), its Board of Directors has declared a record date of 5:00 p.m., New York City time, on August 21, 2014 (such date and time, the “record date”) and a distribution date of 5:00 p.m., New York City time, on August 27, 2014 for the distribution, by means of a dividend, of shares of TripAdvisor Holdings common stock to effect the Spin-off. In the Spin-off, Liberty will distribute (the “Distribution”) one share of TripAdvisor Holdings Series A and Series B common stock for each share of the corresponding series of Liberty Ventures common stock held as of the record date. However, because Nasdaq has established August 28, 2014 as the ex-dividend date of the Distribution, and as a result of related “due bill” trading procedures, persons acquiring shares of Liberty Ventures common stock in the market through August 27, 2014 will still receive shares of TripAdvisor Holdings common stock in the Distribution. Liberty expects that the TripAdvisor Holdings Series A and Series B common stock will begin trading in the regular way on the Nasdaq Global Select Market under the symbols “LTRPA” and “LTRPB” beginning on August 28, 2014. Following the Spin-off, TripAdvisor Holdings will hold Liberty’s 22% economic and 57% voting interest in TripAdvisor, Inc., its BuySeasons business, corporate level cash and cash equivalents of $50 million and $400 million in indebtedness. The completion of the Spin-off remains subject to the satisfaction or waiver, as applicable, of a number of conditions.
About Liberty Interactive Corporation
Liberty Interactive Corporation owns interests in a broad range of electronic retailing, media, communications, and entertainment businesses.
CONTACT:
Courtnee Ulrich
720-875-5420
SOURCE Liberty Interactive Corporation